Exhibit 12.1
                                                                       6/20/2005

                              ALABAMA POWER COMPANY
              Computation of ratio of earnings to fixed charges for
                     the five years ended December 31, 2004
                       and the year to date March 31, 2005

                                                                                                                           Three
                                                                                                                           Months
                                                                                                                            Ended
                                                                                Year ended December 31,                   March 31,
                                                               -------------------------------------------------------  -----------
                                                                 2000      2001        2002        2003        2004          2005
                                                                 ----      ----        ----        ----        ----          ----
                                                               -------------------------Thousands of Dollars----------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings before income taxes                                   $698,801  $652,467  $  770,194  $  782,220   $  819,955    $113,496
Interest expense, net of amounts capitalized                    237,873   247,789     226,732     215,858      211,373      50,816
Distributions on mandatorily redeemable preferred securities     25,549    24,775      24,599      15,255            0           0
AFUDC - Debt funds                                               20,197     9,569       6,854       6,421        6,856       2,082

                                                               --------  --------  ----------  ----------   ----------    --------
Earnings as defined                                            $982,420  $934,600  $1,028,379  $1,019,754   $1,038,184    $166,394
                                                               ========  ========  ==========  ==========   ==========    ========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
Interest on long-term debt                                     $222,530  $220,627  $  208,148  $  183,953   $  173,226    $ 43,358
Interest on affiliated loans                                          0     1,082         845         274       16,479       4,141
Interest on interim obligations                                  10,759    13,556       1,160         388          465          44
Amort of debt disc, premium and expense, net                     11,668    11,740      12,857      15,671       14,793       3,771
Other interest charges                                           13,113    10,352      10,577      21,993       13,266       1,586
Distributions on mandatorily redeemable preferred securities     25,549    24,775      24,599      15,255            0           0

                                                               --------  --------  ----------  ----------   ----------    --------
Fixed charges as defined                                       $283,619  $282,132  $  258,186  $  237,534   $  218,229    $ 52,900
                                                               ========  ========  ==========  ==========   ==========    ========



RATIO OF EARNINGS TO FIXED CHARGES                                 3.46      3.31        3.98        4.29         4.76        3.15
                                                                   ====      ====        ====        ====         ====        ====

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